UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2007

BOSTON PROPERTIES LIMITED PARTNERSHIP

(Exact name of registrant as specified in charter)

Delaware	0-50209	04-3372948
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 Huntington Avenue, Suite 300, Boston, Massachusetts 02199

(Address of Principal Executive Offices) (Zip Code)

(617) 236-3300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation.

On February 12, 2007, Boston Properties Limited Partnership (the “Company”), a Delaware limited partnership, through a wholly-subsidiary, completed the permanent secured financing of 599 Lexington Avenue (the “Property”), which is an approximately 1,018,291 square foot office building located in midtown Manhattan, New York. The ten-year financing is for a principal amount of $750,000,000 at a fixed interest rate of 5.57% per annum. In connection with the financing, the Company terminated its forward-starting interest rate swap contracts with notional amounts aggregating $500.0 million and received approximately $10.9 million, which amount will reduce the Company's interest expense over the ten-year term of the financing, resulting in an effective interest rate of 5.38% per annum. The loan requires interest-only payments during the term of the loan, with the entire principal amount being due at maturity on March 1, 2017.

The loan may be defeased in its entirety prior to maturity, and the Property may be released from the mortgage, only after the earlier of (1) February 12, 2010 or (2) two years after the date of securitization of the loan; provided that, among other conditions, the Company delivers to the lender non-callable U.S. Treasury securities that provide for payments on or before the dates on which all remaining scheduled payments of the loan are due in amounts not less than 100% of such scheduled payments, including the outstanding principal balance of the loan.

The loan is secured by (1) a first mortgage on the Company’s fee interest in the Property, (2) an assignment of leases and rents, (3) a security agreement covering the personal property at the Property, (4) a cash collateral agreement and (5) other collateral specified in the loan documentation. The loan is non-recourse to the Company. The loan agreement contains events of default that are customary for loans of this type.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOSTON PROPERTIES LIMITED PARTNERSHIP

	By:	Boston Properties, Inc., its General Partner

Date: February 14, 2007	By:	/s/ Douglas T. Linde
Douglas T. Linde
Executive Vice President & Chief Financial Officer